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                                                                      EXHIBIT 23



                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 1997, except as to Note 2, which is as of February 14, 1997, appearing in Stone Container Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule dated February 10, 1997, which appears in such Annual Report on Form 10-K. We also consent to the incorporation by reference in the Registration Statement of our report dated June 23, 1997 appearing in the Annual Report of the Stone Container Corporation Deferred Income Savings Plan on Form 11-K for the year ended December 31, 1996.


/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Chicago, Illinois
December 5, 1997